EXHIBIT 99.1

        Ohio Legacy Corp Announces Fourth Quarter and Full Year Results

     WOOSTER, Ohio--(BUSINESS WIRE)--Feb. 22, 2005--Ohio Legacy Corp (NASDAQ:OLCB) today reported net earnings for the three months ended December 31, 2004, of $425,000 or $0.19 per share, compared to $188,000, or $0.08 per share, during the fourth quarter of 2003. Net earnings totaled $1,273,000 for the full year, or $0.58 per share, which included a tax benefit of $86,000 related to the reversal of a deferred tax valuation allowance. Pretax earnings rose 95% from the $609,000 recorded in 2003. Assets totaled $195.1 million at December 31, 2004, a 23% increase from the end of 2003. Assets increased through organic deposit growth and the acquisition of a banking office in Wooster, Ohio. Asset mix was the same at the end of 2004 compared 2003, with loans comprising 68% of total assets each period.
     Net Interest Income - During the three months ended December 31, 2004, net interest income grew to $1.6 million, compared to $1.2 million in the fourth quarter of 2003. Net interest margin increased to 3.52% in the fourth quarter of 2004 compared to 3.28% in 2003. Interest rate spread was 3.23% compared to 2.93% in the year-ago period.
     Net interest income increased 38% to $5.8 million for the full year of 2004. The increase in interest rate spread, driven by falling rates on the CD portfolio, positively impacted net interest income. Interest rate spread improved to 3.11% in 2004 from 2.75% in 2003. Net interest margin rose to 3.41% in 2004 from 3.10% during 2003. While margin and spread improved during the year, the yield on assets fell 21 basis points to 5.58%. The cost of funds fell 57 basis points, or 19%, to 2.47% during 2004.
     Prepayments and refinancing of loans in a low interest rate environment negatively impacted the yield on the Company's loan portfolio in 2004. Yield on loans fell to 6.37% in 2004 from 6.94% in 2003. On average, loans comprised 73% of average interest-earning assets throughout 2004, compared to 68% in 2003.
     The cost of all liability funding sources fell during 2004, except for money market deposit accounts, which increased 64 basis points. In an attempt to increase core deposits and retain customers who were planning to move their accounts to competitors selling attractive short-term money market rates, the Company offered a competitive rate on its money market product.
     The maturity of 77% of the December 2003 CD portfolio during 2004 drove down the cost of CDs by 83 basis points, or 21%. The Company must now manage its fixed-term and core deposit portfolios in an interest rate environment much different than has been encountered since its inception in 2000. In general, rates have fallen each year since 2001 and the Company has enjoyed a consistent reduction in deposit costs as fixed-term accounts matured. However, the CD portfolio is now positioned to reprice upward upon maturity in 2005.

     Noninterest Income - For the year ended December 31, 2004, noninterest income decreased to $446,000 from $469,000 in 2003. In early 2003, the securities portfolio was used as a source of liquidity to fund loans as the Company did not have FHLB membership or the ability to borrow. In 2004, the Company was unable to sell securities as most of the portfolio was pledged as collateral for FHLB advances, especially in the second and third quarters of 2004 during the plateau of the CD maturities discussed earlier. Therefore, gains on securities sales were only $8,000 in 2004 compared to $113,000 in 2003.
     Excluding gains on securities sales, noninterest income increased 23%, which was attributable to a higher level of demand deposit balances during the year. Noninterest income excluding securities gains was 0.25% of average assets during 2004 and 2003.

     Noninterest Expense - Total noninterest expense increased to $4.7 million during 2004, a 31% increase from 2003. The efficiency ratio improved to 74.8% during 2004 compared to 79.8% during 2003 while noninterest expense as a percent of average assets increased to 2.64% in 2004 from 2.55% in 2003. This was caused by improvement in net interest income as a result of falling deposit rates outweighing the increase in overhead expenses and asset growth.
     Salaries and benefits were higher in 2004, reflecting a higher level of employment at the Bank. The addition of a branch in Wooster added $75,000 in employee costs and bonuses added $54,000 in wage expense during the fourth quarter.
     Occupancy and equipment expenses increased with the addition of a banking office in August 2004 and the expansion of operations space in late 2003. Rent and depreciation increased $55,000 in 2004 due to those items. The Company expects occupancy and equipment expense to increase with the addition of another banking location, which will be constructed in 2005.
     Additional audit costs as a result of the Sarbanes Oxley Act of 2002 and the retention of human resource consulting firms to assist with the development of an internal personnel management program and management succession planning increased professional fees in 2004.
     Data processing expense increased during 2004 as a result of higher transaction volumes, more deposit and loan accounts and additional services offered to customers, including set-up costs for internet banking and online bill payment. The Company had 7,100 and 9,400 deposit accounts at December 31, 2003 and 2004, respectively, an increase of 32% during 2004.
     The Company increased its marketing expenditures in 2004 to improve name recognition and attract new customers on the heels of recent mergers and acquisitions in its primary market areas. Stationery and supplies costs rose with the increases in accounts serviced and transactions processed and with the integration of the branch acquired in August 2004. Other expenses increased primarily from higher Bank Insurance Fund premiums and deposit transaction costs as a result of deposit growth.

     Loans and Asset Quality. At December 31, 2004, the loan portfolio, net of the allowance for loan losses and deferred fees, was $132.1 million, an increase of $23.3 million, or 21%, from December 31, 2003. Loans increased $2.6 million during the fourth quarter of 2004.
     Although the Company encountered many early repayments of loans during the second half of the year, the mix of loans in the portfolio was stable for most of the year. The shift in mix that did occur, favored commercial real estate loans. The commercial real estate portfolio showed the largest growth of all segments, increasing $11.9 million, or 49%, during the year. This growth includes the purchase of $5.0 million of participation loans during the first quarter of 2004. Loans secured by one-to-four family residential real estate experienced the next largest increase, growing $8.2 million, or 19% during 2004. Approximately half of the one-to-four family residential real estate loans originated during 2004 was variable-rate, based on Prime or the three-year Treasury.
     Nonperforming loans totaled $1.1 million at December 31, 2004, compared to $154,000 at December 31, 2003. Loans are considered nonperforming if they are over impaired or if they are in nonaccrual status. Most of the nonperforming loan balances are associated with two loans to one borrower, each secured by multifamily residential real estate. These loans totaled $723,000 at December 31, 2004.
     The allowance for loan losses increased to $1.3 million at December 31, 2004. The allowance for loan losses as a percentage of loans decreased to 0.95% at December 31, 2004, from 1.02% at December 31, 2003; a decrease that can be supported by the quality of underwriting and absence of losses and delinquencies through most of 2004. Net charge-offs during the year were $164,000 compared to $137,000 in 2003.

     Deposits. Total deposits increased $34.5 million, or 28% during 2004. Core deposit balances increased $13.3 million, or 24%, but decreased as a percent of total deposits to 44%, compared to 45% at the end of 2003. While purchased core deposits accounted for $4.9 million of the increase, same-store core deposits increased $8.3 million, or 15% during the year. Fourth quarter deposits increased $15.4 million, with certificates of deposits comprising $10.1 million of the growth.

     OUTLOOK

     Compared to peers, the Company has historically had a higher ratio of assets per employee. Due to increasing complexity in the Company's products and services and to prepare a foundation for future growth, management is planning to continue investment in personnel and product in 2005.
     These people include branch personnel for the Company's fifth banking office, which will be located in North Canton, Ohio, and should open in the fourth quarter of 2005, as well as additional sales officers to enhance the lending team and to develop a stronger retail banking program. A number of back-office positions will be filled to ensure sound implementation of policies and procedures and to assist with requirements of the Sarbanes-Oxley Act.
     In April 2004, the Company implemented a new suite of checking accounts that offers a number of benefits and services to customers. The launch of internet banking and online bill payment, including online cash management services for commercial deposit customers, during the first quarter of 2005 should further improve the Company's deposit product line.
     While these initiatives will increase noninterest expense, management believes the Company's existing markets are favorable to support continued growth in loans and deposits to leverage an attractive return on the investment. During 2004, a number of merger and acquisition transactions were announced in the Company's market areas. Management believes the consolidation of regional and national banks provides additional opportunity for the Company to win new customers who may be disappointed with the level of service they receive from large banks. Additionally, these transactions may provide opportunities for branch network expansion in rural and third-tier urban markets.
     Fiscal 2004 began with a historically steep Treasury yield curve. Fiscal 2005 has commenced with what is shaping up to be a historically flat yield curve. This flattening yield curve will place pressure on interest rate spread as short-term rates, which usually drive core deposit costs, are expected to continue their rise in 2005. Approximately 18% of the loan portfolio is indexed to the Prime rate and 41% is indexed to the three-year treasury. However, only 26% of the loan portfolio is scheduled to reprice in 2005. Additionally, the CD portfolio contains adjustable-rate products that may increase the Company's funding costs in 2005. Approximately 7% of the December 2004 CD portfolio reprices monthly based on the one-year Treasury. Another 40% of the portfolio can be adjusted once over the life of the account at the request of the customer.
     As a result of these dynamics, the Company is significantly reliant on leveraging its interest rate spread as continued growth in the Company's profitability is dependent upon management's ability to increase the loan portfolio to offset rising funding and overhead costs during 2005.

     ANNUAL MEETING

     The Board of Directors of Ohio Legacy Corp has declared March 1, 2005, to be the date of record for the Company's 2005 Annual Meeting of Shareholders. The annual meeting will be held at 10:00 AM Eastern Time on April 28, 2005, at the Holiday Inn of Belden Village, located at 4520 Everhard Road NW, North Canton, Ohio.

     ABOUT OHIO LEGACY CORP

     Ohio Legacy Corp is a bank holding company headquartered in Wooster, Ohio. Its subsidiary, Ohio Legacy Bank, N.A., provides financial services to small businesses and consumers though four full-service banking locations in Canton, Millersburg and Wooster, Ohio.

     FORWARD-LOOKING STATEMENTS DISCLOSURE

     This release contains certain forward-looking statements related to the future performance and financial condition of Ohio Legacy Corp. These statements, which are subject to numerous risks and uncertainties, are presented in good faith based on the Company's current condition and management's understanding, expectations, and assumptions regarding its future prospects as of the date of this release. Actual results could differ materially from those projected or implied by the statements contained herein. The factors that could affect the Company's future results are set forth in the periodic reports and registration statements filed by the Company with the Securities and Exchange Commission.


                           OHIO LEGACY CORP
                      CONSOLIDATED BALANCE SHEETS
                   As of December 31, 2004 and 2003

                                               2004          2003
                                           ------------- -------------
ASSETS

Cash and due from banks                    $  4,571,131  $  4,370,383
Federal funds sold and interest-bearing
 deposits in financial institutions          12,418,192     3,814,436
                                            ------------  ------------
  Cash and cash equivalents                  16,989,323     8,184,819
Securities available for sale                39,357,929    38,054,644
Securities held to maturity (fair value
 of $640,429)                                   647,981             -
Loans, net                                  132,084,072   108,792,368
Federal bank stock                            1,375,650     1,039,200
Premises and equipment, net                   2,269,068     2,036,544
Other real estate owned                               -        70,000
Intangible asset                                669,174             -
Accrued interest receivable and
 other assets                                 1,658,860       880,904
                                            ------------  ------------

    Total assets                           $195,052,057  $159,058,479
                                            ============  ============


LIABILITIES

Deposits:
  Noninterest-bearing demand               $ 11,914,867  $  7,133,620
  Interest-bearing demand                    13,262,252     8,962,743
  Savings                                    43,847,951    39,667,717
  Certificates of deposit, net               88,617,541    67,387,021
                                            ------------  ------------
    Total deposits                          157,642,611   123,151,101
Federal Home Loan Bank advances              15,295,144    14,759,314
Subordinated debentures                       3,325,000     3,325,000
Capital lease obligations                       968,712       976,643
Accrued interest payable and
 other liabilities                              580,216       801,954
                                            ------------  ------------
    Total liabilities                       177,811,683   143,014,012

SHAREHOLDERS' EQUITY

Preferred stock, no par value,
 500,000 shares authorized and
 none outstanding                                     -             -
Common stock, no par value,
 5,000,000 shares authorized and
 2,121,220 and 2,118,000 outstanding
 in 2004 and 2003                            17,734,155    17,701,955
Accumulated deficit                            (282,585)   (1,555,585)
Accumulated other comprehensive
 income (loss)                                 (211,196)     (101,903)
                                            ------------  ------------
    Total shareholders' equity               17,240,374    16,044,467
                                            ------------  ------------

      Total liabilities and
       shareholders' equity                $195,052,057  $159,058,479
                                            ============  ============



                           OHIO LEGACY CORP
                 CONSOLIDATED STATEMENTS OF OPERATIONS
   For the three and twelve months ended December 31, 2004 and 2003

                               For the                 For the
                         three months ended      twelve months ended
                            December 31,            December 31,
                       ----------------------- -----------------------
                          2004        2003        2004        2003
                       ----------- ----------- ----------- -----------
Interest income:
 Loans, including fees $2,119,406  $1,763,733  $7,982,123  $6,329,906
 Securities               346,118     283,527   1,327,677   1,356,312
 Interest-bearing
  deposits and federal
  funds sold               71,883      23,267     162,931     110,447
                        ----------  ----------  ----------  ----------
   Total interest
    income              2,537,407   2,070,527   9,472,731   7,796,665

Interest expense:
 Deposits                 683,810     752,746   2,826,665   3,150,085
 Other borrowings         213,941     145,515     873,017     476,578
                        ----------  ----------  ----------  ----------
   Total interest
    expense               897,751     898,261   3,699,682   3,626,663
                        ----------  ----------  ----------  ----------

Net interest income     1,639,656   1,172,266   5,773,049   4,170,002

Provision for
 loan losses                    -     114,750     306,000     418,250
                        ----------  ----------  ----------  ----------

Net interest income
 after provision for
 loan losses            1,639,656   1,057,516   5,467,049   3,751,752

Noninterest income:
 Service charges and
  other fees              115,905     104,327     426,605     345,677
 Gain (loss) on sales
  of securities, net            -      (3,334)      7,910     112,908
 Other income               4,367       1,840      11,534       9,961
                        ----------  ----------  ----------  ----------
   Total noninterest
    income                120,272     102,833     446,049     468,546

Noninterest expense:
 Salaries and benefits    659,123     446,714   2,141,525   1,605,764
 Occupancy and
  equipment               189,193     150,959     657,244     571,389
 Professional fees        101,313      39,676     407,224     330,188
 Franchise tax             56,034      44,920     233,474     184,838
 Data processing          128,201      88,833     451,512     326,025
 Marketing and
  advertising              51,305      25,678     173,374     102,435
 Stationery and
  supplies                 35,288      20,198     103,005      81,592
 Amortization of
  intangible asset         71,396           -      80,438           -
 Other expenses           129,127     155,371     478,354     409,067
                        ----------  ----------  ----------  ----------
   Total noninterest
    expense             1,420,980     972,349   4,726,150   3,611,298
                        ----------  ----------  ----------  ----------

Earnings before
 income tax expense       338,948     188,000   1,186,948     609,000

Income tax benefit        (86,052)          -     (86,052)          -
                        ----------  ----------  ----------  ----------

Net earnings           $  425,000  $  188,000  $1,273,000  $  609,000
                        ==========  ==========  ==========  ==========

Basic earnings
 per share             $     0.20  $     0.09  $     0.60  $     0.29
Diluted earnings
 per share             $     0.19  $     0.08  $     0.58  $     0.29

Basic weighted average
 shares outstanding     2,120,750   2,117,327   2,119,844   2,109,124
Diluted weighted
 average shares
 outstanding            2,206,031   2,469,640   2,182,245   2,112,539



                           OHIO LEGACY CORP
                       QUARTERLY BALANCE SHEETS
                        (Dollars in thousands)

                                      2004                     2003
                     --------------------------------------- ---------
                      Dec. 31  Sept. 30   June 30  March 31   Dec. 31
                     --------- --------- --------- --------- ---------

Cash and
 cash equivalents    $ 16,989  $ 14,756  $  6,760  $ 11,541  $  8,185
Securities             40,006    33,522    33,054    36,754    38,055
Loans, net of fees    133,348   130,745   129,405   117,463   109,914
Allowance for
 loan losses           (1,264)   (1,288)   (1,226)   (1,189)   (1,122)
Premises and
 equipment, net         2,269     2,170     1,935     1,988     2,036
Core deposit
 intangible               669       318         -         -         -
Other assets            3,035     2,593     2,603     2,293     1,990
                      --------  --------  --------  --------  --------
  Total assets       $195,052  $182,816  $172,531  $168,850  $159,058
                      ========  ========  ========  ========  ========

Noninterest-bearing
 demand              $ 11,915  $ 11,621  $  7,800  $  7,095  $  7,133
Interest-bearing
 demand                13,262    13,161    11,702     9,214     8,963
Savings                43,848    38,941    38,987    38,443    39,668
Certificates of
 deposit               88,618    78,565    70,228    73,071    67,387
                      --------  --------  --------  --------  --------
  Total deposits      157,643   142,288   128,717   127,823   123,151
Other borrowings       19,589    22,960    27,329    23,697    19,061
Other liabilities         580       701       685       777       802
                      --------  --------  --------  --------  --------
  Total liabilities   177,812   165,949   156,731   152,297   143,014
Shareholders' equity   17,240    16,867    15,800    16,553    16,044
                      --------  --------  --------  --------  --------
  Total liabilities
   and shareholders'
   equity            $195,052  $182,816  $172,531  $168,850  $159,058
                      ========  ========  ========  ========  ========

LOAN PORTFOLIO:
---------------
Commercial           $ 10,710  $ 11,751  $ 11,733  $ 11,491  $ 12,699
Residential
 real estate           50,728    49,459    48,449    43,865    42,511
Multifamily
 residential           10,148    10,119    10,049     9,690     8,121
Commercial
 real estate           36,365    33,856    32,338    28,206    24,457
Construction           13,315    13,591    15,331    13,104    11,791
Consumer and
 home equity           12,250    12,127    11,677    11,286    10,511
Net deferred
 loan fees               (168)     (158)     (172)     (179)     (176)
                      --------  --------  --------  --------  --------
  Loans              $133,348  $130,745  $129,405  $117,463  $109,914
                      ========  ========  ========  ========  ========

QUARTERLY AVERAGES:
-------------------
Fed funds sold and
 securities (1)      $ 49,690  $ 40,794  $ 40,745  $ 43,815  $ 36,135
Loans                 132,607   131,248   125,102   111,273   106,260
Total
 interest-earning
 assets               182,297   172,042   165,847   155,088   142,395
Total assets          190,032   178,296   172,672   161,396   148,516
Total assets,
 year to date         175,758   170,997   167,036   161,396   141,946
Interest-bearing
 deposits             138,666   124,158   123,176   117,658   115,275
Other borrowings
 and leases            22,204    27,982    25,203    19,903    10,682
Total
 interest-bearing
 liabilities          160,870   152,140   148,379   137,561   125,957
Shareholders' equity   16,851    16,235    16,093    16,182    15,856
Shareholders' equity,
 year to date          16,341    16,167    16,139    16,182    16,007

(1) Includes federal agency stock not classified in securities on the consolidated balance sheets and interest-earning deposits in financial institutions



                           OHIO LEGACY CORP
                  QUARTERLY STATEMENTS OF OPERATIONS
           (In thousands, except per share data and ratios)

                                          2004                  2003
                           ----------------------------------- -------
For the three months ended Dec. 30  Sept. 30 June 30  March 31 Dec. 31
                           -------- -------- -------- -------- -------

Interest income            $ 2,537  $ 2,427  $ 2,321  $ 2,188  $2,070
Interest expense              (897)    (910)    (956)    (937)   (898)
                            -------  -------  -------  -------  ------
  Net interest income        1,640    1,517    1,365    1,251   1,172
Provision for loan losses        -      (71)    (150)     (85)   (115)
Gain (Loss) on
 sales of securities             -       (5)       -       13      (3)
Noninterest income             120      113      115       90     106
Noninterest expense         (1,421)  (1,154)  (1,104)  (1,047)   (972)
                            -------  -------  -------  -------  ------
  Net earnings before taxes    339      400      226      222     188
Income tax benefit              86        -        -        -       -
                            -------  -------  -------  -------  ------
    Net income             $   425  $   400  $   226  $   222  $  188
                            =======  =======  =======  =======  ======

Income per share, diluted  $  0.19  $  0.19  $  0.10  $  0.10  $ 0.08
Common and dilutive
 shares, avg.                2,206    2,157    2,181    2,181   2,178

SELECTED RATIOS:
----------------
Net interest margin (1)      3.52%    3.52%    3.28%    3.23%   3.28%
Yield on interest-earning
 assets                      5.53     5.58     5.59     5.66    5.77
Cost of funds                2.30     2.37     2.58     2.73    2.84
Interest rate spread (2)     3.23     3.21     3.01     2.93    2.93
Efficiency ratio (3)        76.68    70.80    74.59    78.09   76.00
Allowance as a percent
 of loans                    0.95     0.98     0.95     1.01    1.02
Net loans as a percent
 of deposits                83.79    90.98    99.58    90.96   88.34
Annualized net charge-offs
 to loans                    0.08     0.03     0.36     0.06    0.21
Annualized
 noninterest income to
 average assets (4)          0.25     0.25     0.27     0.22    0.29
Annualized
 noninterest expense to
 average assets (5)          2.84     2.58     2.56     2.60    2.61
Annualized return on
 average assets (6)          0.71     0.89     0.52     0.55    0.51
Annualized return on
 average equity (6)          8.05     9.86     5.62     5.49    4.74

(1) Net interest income, annualized, divided by average interest-earning assets for the period
(2) Difference between the yield on interest-earning assets and the cost of funds
(3) Noninterest expense, excluding intangible asset amortization divided by net interest income and noninterest income, excluding gains and losses on securities sales
(4) Excludes gains and losses on securities sales
(5) Excludes intangible asset amortization
(6) Excludes income tax benefit in the quarter ended December 31, 2004


     CONTACT: Ohio Legacy Corp
              L. Dwight Douce or Eric S. Nadeau, 330-263-1955 http://www.ohiolegacycorp.com